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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                         (Unaudited)
                                                                                      Three Months Ended
                                                                                  -------------------------
                                                                                  May 29,           May 24,
                                                                                   2004              2003
                                                                                  --------         --------
                                                                                    (Dollars in thousands)
Earnings:
  Income before income taxes                                                      $ 85,103         $ 65,120
  Add:
   Interest on indebtedness                                                          4,336            2,306
   Equity in earnings of unconsolidated affiliates, net of dividends received         (494)            (959)
   Minority losses                                                                     353              575
   Portion of rents representative of the interest factor                              329            1,611
   Amortization of capitalized interest                                                169              211
                                                                                  --------         --------
    Adjusted earnings                                                             $ 89,796         $ 68,864
                                                                                  ========         ========

Fixed charges:
    Interest on indebtedness                                                         4,336            2,306
    Portion of rents representative of the interest factor                             329            1,611
    Capitalized interest                                                               146              407
                                                                                  --------         --------
     Total fixed charges                                                          $  4,811         $  4,324
                                                                                  ========         ========

       Ratio of earnings to fixed charges                                            18.66            15.93
                                                                                  ========         ========
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